EXHIBIT 99.2

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

CONSENT OF INDEPENDENT AUDITOR

To Export Development Canada

I consent to the use of my auditor’s report dated February 26, 2015 to the Minister of International Trade on Export Development Canada’s consolidated statement of financial position as at December 31, 2014, and the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information, included in Export Development Canada’s annual report attached to the Form 18-K to be filed with the securities and exchange commission on EDGAR on May 8, 2015, and to the incorporation by reference of such report into Export Development Canada’s Registration Statement on Schedule B filed on July 23, 2014.

I have not performed any procedures subsequent to the date of this consent.

This consent is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934; accordingly I do not consent to the use of my auditor’s report for any other purposes.

/s/ Clyde M. MacLellan
Clyde M. MacLellan, FCPA, FCA
Assistant Auditor General for the Auditor General of Canada

Ottawa, Canada
May 8, 2015